Exhibit 99.1

News Release	EnPro Industries, Inc.
5605 Carnegie Boulevard
Charlotte, North Carolina 28209-4674
Phone: 704-731-1500
www.enproindustries.com

Investor Contacts:	James Gentile
Vice President, Investor Relations

Jenny Yee
Corporate Access Specialist

Phone:	704-731-1527

Email:	investor.relations@enproindustries.com

Enpro Elects Judith A. Reinsdorf to Board of Directors

CHARLOTTE, N.C., September 1, 2021-- EnPro Industries, Inc. (NYSE: NPO), an industrial technology company, has elected Judith A. Reinsdorf to the company’s Board of Directors.

Ms. Reinsdorf was previously Executive Vice President and General Counsel at Johnson Controls (NYSE: JCI) until her retirement in 2017. She held the same role at Tyco International from 2007 until 2016. Currently, Reinsdorf is on the Compensation Committee at Cornerstone Building Brands (NYSE: CNR), serves on the advisory board of Teach for America – New Jersey and the NACD New Jersey Chapter. Judy chaired the Governance Committee at both Alexion Pharmaceuticals, until the July 2021 acquisition by AstraZeneca, and at Dun & Bradstreet from 2013 until 2019, when the company was taken private.

Ms. Reinsdorf came to Tyco International under CEO Ed Breen’s tenure and was a key member of the transformation team at Tyco that successfully reshaped the company’s portfolio and growth strategy. During her tenure, Tyco completed several strategic acquisitions and non-core business divestitures. She began her career in 1989 as an Associate at Crowell & Moring and held various Legal Counsel positions at Monsanto, Pharmacia and C.R. Bard.

“We welcome Judy to the Enpro Board,” said David Hauser, Chairman of Enpro. “Through her 32-year career, she has demonstrated important leadership and strategic acumen, as well as governance expertise, that will benefit our company as we proceed in our optimization efforts and execute on our sharpened growth strategy.”

About Enpro
Enpro is an industrial technology company focused on niche applications across many end-markets including semiconductor, general industrial, aerospace, food and pharma and life sciences. For more information about Enpro, visit the company’s website at http://www.enproindustries.com.

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